Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL 2015 THIRD QUARTER

•	Net Earnings per Diluted Share of $1.09

•	Net Sales Increased by Approximately 0.3%; 0.7% on a Constant Currency Basis

•	Comparable Sales Decreased by Approximately 0.4%; Relatively Flat on a Constant Currency Basis

•	Comparable Sales from Customer Facing Digital Channels Grew in Excess of 25%

•	Modeling Fiscal Fourth Quarter and Full Year 2015 Net Earnings per Diluted Share of Approximately $1.72 to $1.86 and Approximately $4.91 to $5.05, respectively

UNION, New Jersey, January 7, 2016 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the third quarter of fiscal 2015 ended November 28, 2015.

Fiscal 2015 Third Quarter and Nine Months Results

For the third quarter of fiscal 2015, the Company reported net earnings of $1.09 per diluted share ($177.8 million) compared with $1.23 per diluted share ($225.4 million) for the third quarter of fiscal 2014. On December 22, 2015, the Company announced revised net earnings estimates of $1.07 to $1.10 per diluted share for the fiscal third quarter of 2015. The third quarter year-over-year comparison of net earnings per diluted share was unfavorably impacted by approximately $0.13, based on the fiscal 2015 diluted weighted average shares outstanding, due to the following non-comparable items: a non-recurring credit card fee litigation settlement benefit that occurred in the third quarter of fiscal 2014; lower net after tax benefits in the third quarter of fiscal 2015 as compared to fiscal 2014 due to distinct tax events; and an unfavorable foreign currency rate impact in the third quarter of fiscal 2015.

For the third quarter of fiscal 2015, net sales were approximately $2.952 billion, an increase of approximately 0.3% from net sales of approximately $2.943 billion reported in the third quarter of fiscal 2014. Net sales on a constant currency basis (a non-GAAP measure) increased by approximately 0.7% for the third quarter of fiscal 2015. Comparable sales in the third quarter of fiscal 2015 decreased by approximately 0.4%, compared with an increase of approximately 1.7% in last year’s fiscal third quarter. Comparable sales on a constant currency basis (a non-GAAP measure) were relatively flat for the third quarter of fiscal 2015. Comparable sales from customer facing digital channels grew in excess of 25% while comparable sales from stores declined in the low single-digit percentage range during the third quarter of fiscal 2015.

For the fiscal nine months ended November 28, 2015, the Company reported net earnings of $3.22 per diluted share ($537.9 million) compared with $3.31 per diluted share ($636.4 million) in the corresponding period a year ago. Net sales for the fiscal nine months of 2015 were approximately $8.686 billion, an increase of approximately 1.7% from net sales of approximately $8.545 billion in the corresponding period a year ago. Net sales on a constant currency basis increased by approximately 2.0% for the fiscal nine months. Comparable sales for the fiscal nine months of 2015 increased by approximately 0.8%, compared with an increase of approximately 1.9% in last year’s fiscal nine months. Comparable sales on a constant currency basis increased by approximately 1.2% for the fiscal nine months of 2015. Comparable sales from customer facing digital channels grew approximately 30% while comparable sales from stores declined in the low single-digit percentage range during the fiscal nine months of 2015.

Share Repurchase Program

During the third quarter of fiscal 2015, the Company repurchased approximately $194 million of its common stock, representing approximately 3.3 million shares, under its existing share repurchase program. As of November 28, 2015, the remaining balance of the current $2.0 billion share repurchase program was approximately $110 million. The Company is modeling to complete its current share repurchase program during the fourth quarter of 2015 and commence repurchases under the new $2.5 billion authorization, approved by the Board of Directors in September 2015.

Fiscal 2015 Financial Model

The Company is now modeling comparable sales to be between relatively flat and an increase of approximately 2.0% for the fiscal 2015 fourth quarter which results in a range of approximately 0.6% to 1.1% for the fiscal full year. Net earnings per diluted share are modeled to be in the range of approximately $1.72 to $1.86 for the fiscal 2015 fourth quarter and approximately $4.91 to $5.05 for the fiscal full year. The modeling of net earnings per diluted share is based upon a number of assumptions which will be described in the Company’s third quarter of fiscal 2015 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, worldmarket.com, buybuybaby.com, christmastreeshops.com, harmondiscount.com, and ofakind.com. As of November 28, 2015, the Company had a total of 1,526 stores, including 1,022 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 276 stores under the names of World Market, Cost Plus World Market or Cost Plus, 100 buybuy BABY stores, 78 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 50 stores under the names Harmon or Harmon Face Values. During the fiscal third quarter, the Company opened five Bed Bath & Beyond stores, one buybuy BABY store and six Cost Plus World Market stores and closed six Bed Bath & Beyond stores. In addition, the Company is a partner in a joint venture which operates six stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, such as net sales on a constant currency basis, which is intended to provide visibility into the Company’s operations by excluding the effects of foreign currency exchange rate fluctuations.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Janet M. Barth	(908) 613-5820
Kenneth C. Frankel	(908) 855-4554

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended

	November 28,	November 29,	November 28,	November 29,
	2015	2014	2015	2014
Net sales	$2,952,031	$2,942,980	$8,685,995	$8,544,583

Cost of sales	1,836,720	1,814,006	5,385,601	5,250,679

Gross profit	1,115,311	1,128,974	3,300,394	3,293,904

Selling, general and administrative expenses	822,453	776,291	2,384,073	2,271,779

Operating profit	292,858	352,683	916,321	1,022,125

Interest expense, net	18,052	19,569	63,006	31,191

Earnings before provision for income taxes	274,806	333,114	853,315	990,934

Provision for income taxes	96,990	107,706	315,370	354,521

Net earnings	$177,816	$225,408	$537,945	$636,413

Net earnings per share - Basic	$1.10	$1.24	$3.26	$3.34
Net earnings per share - Diluted	$1.09	$1.23	$3.22	$3.31

Weighted average shares outstanding - Basic	162,005	181,629	165,267	190,292
Weighted average shares outstanding - Diluted	163,582	183,794	167,116	192,463

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 28,	November 29,
	2015	2014

Assets

Current assets:
Cash and cash equivalents	$490,737	$1,043,838
Short term investment securities	-	134,993
Merchandise inventories	3,219,667	3,065,774
Other current assets	480,132	487,387

Total current assets	4,190,536	4,731,992

Long term investment securities	74,666	94,876
Property and equipment, net	1,686,632	1,601,208
Goodwill	487,166	486,279
Other assets	404,992	421,480

	$6,843,992	$7,335,835

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,402,968	$1,309,002
Accrued expenses and other current liabilities	467,654	458,278
Merchandise credit and gift card liabilities	317,430	296,776
Current income taxes payable	4,327	14,559

Total current liabilities	2,192,379	2,078,615

Deferred rent and other liabilities	504,469	487,998
Income taxes payable	81,390	79,915
Long term debt	1,500,000	1,500,000

Total liabilities	4,278,238	4,146,528

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 337,554 and 336,276 shares, respectively;
outstanding 163,587 and 185,601 shares, respectively	3,376	3,363
Additional paid-in capital	1,866,071	1,594,066
Retained earnings	10,091,321	9,232,315
Treasury stock, at cost; 173,967 and 150,675 shares, respectively	(9,341,450)	(7,621,286)
Accumulated other comprehensive loss	(53,564)	(19,151)

Total shareholders' equity	2,565,754	3,189,307

	$6,843,992	$7,335,835

Certain reclassifications have been made to the fiscal 2014 balance sheet to conform to the fiscal 2015 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended

	November 28,	November 29,
	2015	2014

Cash Flows from Operating Activities:

Net earnings	$537,945	$636,413
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	193,633	179,466
Stock-based compensation	49,848	49,284
Excess tax benefit from stock-based compensation	(10,380)	(11,127)
Deferred income taxes	22,848	(27,247)
Other	740	(1,399)
Increase in assets:
Merchandise inventories	(493,054)	(489,198)
Trading investment securities	(6,300)	(7,364)
Other current assets	(124,143)	(105,683)
Other assets	(6,611)	(1,064)
Increase (decrease) in liabilities:
Accounts payable	288,304	236,450
Accrued expenses and other current liabilities	64,986	72,479
Merchandise credit and gift card liabilities	11,584	12,709
Income taxes payable	(60,933)	(48,017)
Deferred rent and other liabilities	21,465	6,475

Net cash provided by operating activities	489,932	502,177

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(16,873)	(219,353)
Redemption of held-to-maturity investment securities	126,875	573,750
Redemption of available-for-sale investment securities	28,905	-
Capital expenditures	(244,255)	(232,658)

Net cash (used in) provided by investing activities	(105,348)	121,739

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	7,879	24,790
Proceeds from issuance of senior unsecured notes	-	1,500,000
Payment of deferred financing costs	-	(10,092)
Prepayment under share repurchase agreement	-	(165,000)
Payment of other liabilities	(7,646)	-
Excess tax benefit from stock-based compensation	10,380	11,127
Repurchase of common stock, including fees	(773,518)	(1,303,951)

Net cash (used in) provided by financing activities	(762,905)	56,874

Effect of exchange rate changes on cash and cash equivalents	(6,516)	(3,468)

Net (decrease) increase in cash and cash equivalents	(384,837)	677,322

Cash and cash equivalents:
Beginning of period	875,574	366,516
End of period	$490,737	$1,043,838

Certain reclassifications have been made to the fiscal 2014 cash flows to conform to the fiscal 2015 consolidated cash flows presentation.